Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement with respect to the Series A Preferred Stock of Cullen/Frost Bankers, Inc. (the Company) and to the incorporation by reference therein of our reports dated February 3, 2012, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
January 29, 2013